Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Government Declines to Intervene in

Action against Select Medical Corporation

MECHANICSBURG, PENNSYLVANIA — June 19, 2015 - Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced that, after conducting an investigation, the United States Department of Justice (“DOJ”) has notified the United States District Court for the Southern District of Indiana of its decision not to intervene in a False Claims Act lawsuit filed in 2012 by three former employees of Select Specialty Hospital — Evansville located in Evansville, Indiana.

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2015, Select Medical operated 112 long term acute care hospitals and 17 acute medical rehabilitation hospitals in 28 states and 1,028 outpatient rehabilitation clinics in 31 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K and subsequent Forms 10-Q. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation